EXHIBIT 99.1

IMMEDIATE RELEASE

NEWS

May 5, 2006	NASDAQ-EVOL

EVOLVING SYSTEMS REPORTS FIRST QUARTER RESULTS FOR 2006

New Order Bookings Increase for Third Consecutive Quarter

Company Generates $2.3 Million in Cash from Operations

ENGLEWOOD, Colorado — Evolving Systems, Inc. (NASDAQ-EVOL), a leading provider of software solutions and services to the wireless, wireline and IP carrier market, today reported financial results for its first quarter ended March 31, 2006.

First quarter revenue was $8.1 million, a decrease from $9.8 million in the same quarter last year.  License fees and services revenue in the first quarter was $3.9 million versus $5.1 million in the first quarter last year while customer support revenue was $4.2 million versus $4.8 million in the first quarter last year.  As reported earlier in the first quarter, the Company’s customer support revenue is expected to decline in 2006 due to industry consolidation and industry-wide pricing pressures on support contract renewals.  Revenue mix included $4.2 million in Service Activation, $2.8 million in Numbering Solutions and $1.1 million in Mediation.

In addition to the anticipated lower customer support revenue in the first quarter, overall revenue was lower than last year and lower than planned for two reasons:  First, as previously announced, a contract signed during the first quarter with O2 Germany was ended by mutual agreement pending availability of the production version of Evolving Systems’ NumeriTrack® International i3.1.  Second, industry consolidation among carriers caused a delay in anticipated follow-on business from one of the Company’s European customers.

The Company reported an operating loss of $1.3 million in the first quarter, a $653,000 improvement over the operating loss of $1.9 million in the same quarter last year.  The $1.3 million operating loss included non-cash depreciation and amortization charges of nearly $1.2 million and $236,000 in non-cash charges related to implementing FAS 123R, which required the Company to recognize share-based compensation expense in the financial statements beginning January 1, 2006.  The Company incurred $472,000 in net other expense, primarily representing interest expense, in the first quarter versus $515,000 in the first quarter of 2005.  Net loss in the first quarter was $1.7 million, or $0.09 per basic and diluted share, down from a net loss of $2.1 million, or $0.12 per basic and diluted share, in the same quarter a year ago.  Evolving Systems generated $2.3 million in cash from operations in the first quarter of 2006.

Total costs of revenue and operating expenses decreased to $9.4 million in the first quarter from $11.8 million in the same quarter last year.  This decrease reflected increased utilization of the Company’s lower cost India-based software development subsidiary as well as cost savings and synergies resulting from completing the integration of Tertio Telecoms Ltd. (Tertio), which was acquired in late 2004.  The Company experienced decreases in all expense categories with the exception of product development and sales and marketing.  Product development expense increased to $747,000 from $110,000 as a result of continued investments in the Company’s Activation and Numbering Solutions product portfolios, including internationalization of the NumeriTrack product.  Sales and marketing expense increased due to investments made to expand the Company’s penetration of South American and Asia Pacific markets.  The Company reported a decrease of $524,000 in intangible amortization as certain intangible assets from three acquisitions became fully amortized.

The $236,000 in non-cash share-based compensation expense was reported in the following five expense categories:  Costs of license fees and services ($17,000), costs of customer support ($2,000), product development ($11,000), sales and marketing ($55,000) and general and administrative ($151,000).

Evolving Systems booked $11.9 million in new orders in the first quarter — the third consecutive quarter of increased bookings.  The $11.9 million in bookings included $4.1 million in license fees and services and $7.8 million in customer support as compared with $5.2 million in license fees and services and $9.0 million in customer support in the first quarter last year.  Bookings by product segment in the first quarter were consistent with recent revenue mix trends.  Activation bookings totaled $5.6 million followed by $4.1 million in Numbering Solutions and $2.2 million in Mediation.  Historically, large customer support renewals occur in the fourth and first quarters.  The Company defines bookings as new, non-cancelable orders expected to be recognized as revenue in the next twelve months.  Backlog at March 31, 2006, was $16.5 million, up from $12.6 at year-end.

Evolving Systems closed the first quarter with cash and cash equivalents of $5.8 million versus $3.9 million at year-end.  The increase reflected the seasonality of collections from certain customer support contracts.  The Company had a working capital deficit at March 31, 2006, of $537,000 — a figure that included $9.7 million in unearned revenue, which includes the Company’s profit margin that’s historically in the 50% to 60% range.

Stephen Gartside, president and CEO, said, “With the exception of the decline in first quarter revenue, we are pleased with our performance in the period.  New order bookings, our leading growth indicator, increased for the third consecutive quarter, and we are anticipating continued strength in the current quarter, particularly in the areas of Activation and Numbering solutions.  In the first quarter we won new Activation business with three large overseas customers and took into production our first Latin American customer, in collaboration with a new channel partner.  In addition, we put new Numbering Solutions projects into production for three domestic customers.  We are seeing a strong interest across our product portfolio and are optimistic about long-term prospects for converting that interest into sales, particularly in the area of wireless service activation.

“The loss and/or delay of two large customer contracts in the first quarter underscores the difficulty of accurately forecasting revenue in our industry,” Gartside added.  “While we believe we have the right product portfolio and personnel to achieve our long-term organic profitable growth objectives, predicting revenue on a quarter to quarter basis has become increasingly difficult in an industry in which pricing pressures and industry consolidation are so prevalent.  As a result, we are adopting a more conservative posture with respect to revenue guidance.  While we remain committed to achieving year-over-year revenue growth, we are suspending the issuance of revenue guidance until circumstances allow us to forecast with more accuracy than we have been able to achieve over the past several years.  We will continue, however, to provide guidance on expenses and our expectations for achieving profitability before non-cash depreciation, amortization and costs of stock-based compensation.  The Company remains focused on year over year improvements in profitability.”

Conference Call

The Company will conduct its conference call on May 5 at 2:15 p.m. Mountain Time.

•Call 1-888-396-2356 for domestic toll free.

•Call 617-847-8709 for international.

•Conference passcode is 60523157.

•Telephone replay through May 19 at 888-286-8010 or 617-801-6888, passcode 53843412.

•Webcast, go to www.evolving.com.  Replay available through June 5, 2006.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ-EVOL) is a provider of software and services to more than 50 network operators in over 40 countries worldwide. Its portfolio includes market-leading products for Activation, Number Portability, Number Inventory and Mediation.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United States, United Kingdom, Germany, India and Malaysia. Further information at www.evolving.com.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the impact of the Company’s, growth and future profitability, cash and cash flow, future business, revenue and expense projections, future investment in new products and the Company’s activities for internationalization of its products, are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.

For a more extensive discussion of Evolving Systems’ business, please refer to the Company’s Form 10-K filed with the SEC on March 24, 2006.

CONTACTS:

Investor Relations	Press Relations (Americas & Asia Pacific)	Press Relations (EMEA)
Jay Pfeiffer Pfeiffer High Investor Relations, Inc. 303.393.7044 jay@pfeifferhigh.com	Rosalind Marks Marketing Director Evolving Systems +44 20 7843 4086 rosalind.marks@evolving.com	Sarah Hurp Senior Marketing Specialist Evolving Systems +44 1225 478060 sarah.hurp@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

(UNAUDITED)	THREE MONTHS ENDED
	March 31,
	2006	2005

Revenue:
License fees and services	$3,899	$5,081
Customer support	4,229	4,757
Total revenue	8,128	9,838
Costs of revenue & operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,875	2,976
Costs of customer support, excluding depreciation and amortization	1,626	2,031
Sales and marketing	2,555	2,392
General and administrative	1,407	2,501
Product development	747	110
Depreciation	293	376
Amortization	897	1,421
Restructuring and other	(14)	(58)
Total costs of revenue and operating expenses	9,386	11,749
Loss from operations	(1,258)	(1,911)
Other expense, net	(472)	(515)
Loss before income taxes	(1,730)	(2,426)
Benefit from income taxes	79	278
Net loss	$(1,651)	$(2,148)
Basic and diluted loss per common share	$(0.09)	$(0.12)
Weighted average basic and diluted shares outstanding	19,066	18,598

Consolidated Balance Sheets

(In thousands)

(Unaudited)	March 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$5,829	$3,883
Contract receivables, net	7,837	10,766
Unbilled work-in-progress	734	1,147
Prepaid and other current assets	1,404	1,340
Total current assets	15,804	17,136
Property and equipment, net	1,601	1,775
Intangible assets, net	12,570	13,350
Goodwill	34,350	34,073
Long-term restricted cash	300	300
Other long-term assets	707	764
Total assets	$65,332	$67,398
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,285	$1,034
Accounts payable and accrued liabilities	5,379	6,084
Unearned revenue	9,677	9,654
Total current liabilities	16,341	16,772
Long-term liabilities:
Long-term debt and capital lease obligations	13,957	14,444
Deferred foreign income tax	2,633	2,777
Total liabilities	32,931	33,993
Preferred stock	11,281	11,281
Stockholders’ equity:
Common stock	16	16
Additional paid-in capital	68,178	67,891
Other comprehensive loss	(2,057)	(2,417)
Accumulated deficit	(45,017)	(43,366)
Total stockholders’ equity	21,120	22,124
Total liabilities and stockholders’ equity	$65,332	$67,398